UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(Address of principal executive offices)

(405) 478-8770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 1.02 is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

On December 16, 2008, Chaparral Energy, Inc. (“Chaparral”) announced the execution of a Merger Termination Agreement (the “Merger Termination Agreement”) among Chaparral, Chaparral Exploration, L.L.C., a Delaware limited liability company and wholly owned direct subsidiary of Chaparral (“Sub”), and Edge Petroleum Corporation, a Delaware corporation (“Edge”). Pursuant to the Merger Termination Agreement, the parties agreed to terminate the previously announced Merger Agreement dated July 14, 2008 (the “Merger Agreement”) that provided for Edge to merge with and into Sub and become a wholly owned subsidiary of Chaparral. As a result of the termination of the Merger Agreement, the pending merger (the “Merger”) between Chaparral and Edge has been terminated.

The parties to the Merger Termination Agreement generally agreed to waive and release any and all claims they may have against each other and their respective affiliates arising out of the Merger Agreement and the proposed Merger.

Chaparral and Edge entered into the Merger Termination Agreement following the parties’ conclusion that it was highly unlikely that all of the closing conditions set forth in the Merger Agreement would be met, and therefore the merger would not be consummated, on or prior to December 31, 2008, the date on which either party could, subject to the terms of the Merger Agreement, terminate the Merger Agreement unilaterally. Further, Chaparral was highly unlikely to be able to enter into a new senior secured revolving credit facility and the conditions to the closing of the proposed sale of Series B preferred stock were highly unlikely to be satisfied. Particularly in light of recent turmoil in the financial markets and energy industry, the parties were unable to identify and secure alternative sources of sufficient debt and equity financing to allow them to complete the Merger and operate as a combined company, despite their efforts in this regard.

On December 16, 2008, Chaparral executed a Termination and Settlement Agreement (the “Magnetar Termination Agreement”) with Sub, Edge, Magnetar Financial LLC (“Magnetar”), on behalf of itself and its affiliates. The Magnetar Termination Agreement terminated the Stock Purchase Agreement dated July 14, 2008 between Chaparral and Magnetar on behalf of itself and its affiliates, which provided for Magnetar and its affiliates to purchase 1.5 million shares of Series B convertible preferred stock of Chaparral for an aggregate purchase price of $150.0 million. Pursuant to the Magnetar Termination Agreement, Magnetar will pay Chaparral $5.0 million, of which $1.5 million will be paid to Edge at Chaparral’s direction to reimburse Edge for certain expenses. The parties to the Magnetar Termination Agreement generally agreed to waive and release any and all claims they may have against each other and their respective affiliates arising out of the Merger Agreement, the proposed Merger, the Stock Purchase Agreement, the Commitment Documentation (defined below) and certain other agreements, as applicable between each respective party.

Additionally, under the Magnetar Termination Agreement, Chaparral granted Magnetar an option, expiring on June 30, 2009, to invest up to $25 million in shares of Chaparral common stock at a pre-money valuation of $900 million. The purchase of such shares will be subject to terms set forth in definitive agreements to be negotiated in good faith in the event Magnetar exercises its option.

On December 15, 2008, Chaparral executed a Termination Letter (the “Commitment Termination Letter”) with Sub, JP Morgan Chase Bank, N.A., J.P. Morgan Securities Inc., The Royal Bank of Scotland plc, RBS Securities Corporation d/b/a RBS Greenwich Capital, Suntrust Bank and Suntrust Robinson Humphrey, Inc. The Commitment Termination Letter terminated (i) the commitment letter dated June 26, 2008 by and among parties to the Commitment Termination Letter (the “Commitment Letter”) and (ii) the Summary of Indicative Terms and Conditions dated as of June 26, 2008 and attached to the Commitment Letter (the “Term Sheet” and, together with the Commitment Letter, the “Commitment Documentation”), related to the debt financing contemplated in connection with the Merger.

The foregoing descriptions of the Merger Termination Agreement and Magnetar Termination Agreement are qualified in their entirety by reference to those agreements, which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. Additionally, on December 16, 2008, Chaparral issued a press release announcing that it had entered into the Merger Termination Agreement and the Magnetar Termination Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Merger Termination Agreement, dated December 16, 2008, among Chaparral Energy, Inc., Chaparral Exploration, L.L.C., and Edge Petroleum Corporation.

10.2	Termination and Settlement Agreement, dated December 16, 2008, among Chaparral Energy, Inc., on behalf of itself and Chaparral Exploration, L.L.C., Edge Petroleum Corporation and Magnetar Financial LLC, on behalf of itself and its affiliates.

99.1	Press Release, dated December 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

Date: December 17, 2008	By:	/s/ Mark A. Fischer
Mark A. Fischer President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Merger Termination Agreement, dated December 16, 2008, among Chaparral Energy, Inc., Chaparral Exploration, L.L.C., and Edge Petroleum Corporation.

10.2	Termination and Settlement Agreement, dated December 16, 2008, among Chaparral Energy, Inc., on behalf of itself and Chaparral Exploration, L.L.C., Edge Petroleum Corporation and Magnetar Financial LLC, on behalf of itself and its affiliates.

99.1	Press Release, dated December 16, 2008.